Exhibit 99.1 - News Release – First fiscal quarter ended December 27, 2015.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports first quarter earnings

DAVENPORT, Iowa (February 4, 2016) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, today reported preliminary(1) results for its 2016 first fiscal quarter ended December 27, 2015.

"We are off to a strong start in 2016. Digital advertising, subscriptions, digital services, commercial printing and other revenue accounted for more than half of our total revenue in the quarter. All of these categories are growing, and we see opportunity for future expansion," Mary Junck, chairman and chief executive officer said.

"We continue to carefully manage cash costs(2) and expect 2016 to be another year of strong cash flow for Lee, allowing our aggressive debt reduction," She added. "In the first quarter of 2016, we reduced debt by nearly $22 million and have paid down more than $80 million in the last twelve months."

Other first quarter financial highlights include:

•	Digital ad revenue was up 7.2%, representing 20.6% of total advertising revenue in the quarter.

•	Mobile advertising revenue, which is included in digital advertising, increased 12.4%.

•	Digital services revenue, primarily TownNews.com, increased 5.7% to $3.3 million.

•	Subscription revenue increased 0.1%.

•	Overall revenue decreased 5.0% in first quarter and total advertising and marketing services revenue decreased 8.8%. Both categories improved steadily throughout the quarter.

•	Total cash costs excluding workforce adjustment costs decreased 5.2%.

•	First quarter operating cash flow(2) totaled $43.6 million, a 5.2% decline from the prior year quarter.

•	Our share of EBITDA(2) from MNI(3) and TNI(3) increased 1.4%.

•	Adjusted EBITDA(2) totaled $48.6 million, a 3.6% decline from the prior year quarter.

"We have made excellent progress with several key initiatives," Junck said. "In the first quarter, we re-launched several of our websites with a new design aimed at improving reader engagement and driving digital revenue. We'll transition all of our websites to the new design throughout this year.

"Re-designed print products have been introduced in many of our markets, and they have been very well received by our readers. This on-going re-design and transformation of how we produce and present news, which we call the 'daVinci Project,' not only improves the look and ease of use of our newspapers, but also, through resource consolidation, creates significant cost savings," she added.

"Currently, 40.3% of our print subscribers have activated the digital subscriptions available to them through our full access subscription model, which continues to grow, providing our print readers with on-demand breaking news. It also helps grow our digital audiences."

Earnings of 21 cents per diluted common share were reported for the quarter compared to earnings of 18 cents a year ago. Excluding unusual matters, adjusted earnings per diluted common share(2) totaled 22 cents, the same as a year ago.

"We continue to produce strong EBITDA and reduce debt," said Chief Financial Officer and Treasurer Ron Mayo. "For the last twelve months, EBITDA totaled $155.7 million, Adjusted EBITDA totaled $161.5 million and unlevered free cash flow(2) totaled $149.0 million. As of December 27, 2015, the principal amount of debt was $704.0 million. The company will continue to use substantially all of its free cash flow(2) to reduce debt and strengthen the company's capital structure.

"During the past twelve months, we reduced debt by $80.5 million, including $21.9 million in the first quarter of 2016," he added. "Our highest cost of capital, the 2nd Lien Term Loan(3), was reduced by $5.6 million, and we were able to repurchase $5 million of our Notes(3) at a substantial discount."

On January 15, 2016, Lee received payment of $30,645,628 from its insurer for its share of a subrogation recovery arising from the settlement of claims for damages suffered as a result of a 2009 loss at one of the Lee Legacy production facilities.

"Of the total proceeds we received, $20 million was used to reduce outstanding debt under our 1st Lien Term Loan(3)," Mayo said. "To the extent permissible and available at a discount, we intend to use some portion of the remaining proceeds to repurchase outstanding Notes or further pay down the 1st Lien Term Loan."

Mayo continued, "Total debt as of today is $678 million after including $20 million of insurance proceeds already used to reduce the 1st Lien Term Loan in January 2016, along with required principal amortization."

Mayo also noted:

•
Interest expense to be settled in cash was reduced $1.6 million in the first quarter as a result of debt reductions, which provides additional free cash flow that will be used for future debt reductions.

•	Lee has initiated a comprehensive real estate monetization review program. The undepreciated book value of the land and buildings under review is in excess of $200 million.

"In fiscal year 2016, we expect cash costs excluding workforce adjustments to decline by 3.5% to 4.0%, reaffirming our guidance issued in December, " Mayo added.

FIRST QUARTER OPERATING RESULTS

Operating revenue for the 13 weeks ended December 27, 2015 totaled $168.4 million, a decrease of 5.0% compared with a year ago.

Advertising and marketing services revenue combined decreased 8.8% to $105.6 million, with retail advertising down 8.4%, classified down 13.4% and national down 5.7%. Digital advertising and marketing services revenue on a stand-alone basis increased 7.2% to $21.8 million.

Subscription revenue increased 0.1%.

Average daily newspaper circulation, including TNI and MNI and digital subscribers, totaled 1.0 million in the 13 weeks ended December 27, 2015. Sunday circulation totaled 1.4 million.

Including digital advertising, subscription, digital services, commercial printing and other revenue, 50.2% of revenue comes from growing categories.

Cash costs decreased 4.9% for the 13 weeks ended December 27, 2015. Compensation decreased 5.3%, primarily as a result of reduced staffing levels. Newsprint and ink expense decreased 24.4%, primarily the result of lower newsprint prices and a reduction in newsprint volume of 11.3%. Other operating expenses decreased 2.3%.

Operating cash flow decreased 5.2% from a year ago to $43.6 million. Excluding workforce adjustments, operating cash flow decreased 4.3%. Operating cash flow margin(2) was flat to the prior year quarter at 25.9%. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income totaled $36.4 million in the current year quarter, compared with $37.5 million a year ago. Adjusted EBITDA for the quarter was $48.6 million, a 3.6% decline from the prior year.

Non-operating expenses decreased 15.4% for the 13 weeks ended December 27, 2015. Interest expense decreased 8.8%, or $1.6 million, due to lower debt balances. Non-operating income of $0.1 million was recognized in the current year quarter compared to non-operating expense of $1.3 million in the prior year quarter due to the change in fair value of stock warrants issued in connection with the refinancing in 2014. Partially offsetting those expense reductions, $1.3 million of debt refinancing and administrative costs was expensed in the current year quarter compared to $1.1 million in the prior year quarter. Income attributable to Lee Enterprises, Incorporated for the quarter totaled $11.2 million, compared with income of $9.8 million a year ago.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

The following table summarizes the impact from unusual matters on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			13 Weeks Ended
	December 27 2015		December 28 2014
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	11,237	0.21	9,753	0.18
Adjustments:
Debt financing costs	1,333		1,102
Warrants fair value adjustment	(73)		1,302
Other, including workforce adjustments	54		(54)
	1,314		2,350
Income tax effect of adjustments, net	(494)		(367)
	820	0.02	1,983	0.04
Income attributable to Lee Enterprises, Incorporated, as adjusted	12,057	0.22	11,736	0.22
DEBT AND FREE CASH FLOW

Debt was reduced $21.9 million in the quarter and $80.5 million over the last twelve months. As of December 27, 2015 the principal amount of debt was $704.0 million.

Unlevered free cash flow decreased 0.5% in the current year quarter to $45.8 million compared to $46.0 million in the same quarter a year ago. At December 27, 2015, liquidity, including cash and availability under our Revolving Facility(3), totaled $44.7 million compared to $26.1 million of required debt principal payments over the next twelve months.

As previously noted, of the total proceeds of $30,645,628 received by the company, in January 2016 $20 million was used to reduce outstanding debt under its 1st Lien Term Loan and, to the extent permissible and available at a discount, we intend to use some portion of the remaining proceeds to repurchase outstanding Notes or prepay the 1st Lien Term Loan.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast later today at 9 a.m. Central Daylight Time. The live webcast will be accessible at www.lee.net and will be available for replay two hours later. Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 888-516-2445 and entering a conference passcode of 699329 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 46 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 22 states. Lee's newspapers have circulation of 1.0 million daily and 1.4 million Sunday, reaching over three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;

•	Our ability to comply with the financial covenants in our credit facilities;

•	Our ability to refinance our debt as it comes due;

•	That the warrants issued in our refinancing will not be exercised;

•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;

•	Changes in advertising and subscription demand;

•	Potential changes in newsprint, other commodities and energy costs;

•	Interest rates;

•	Labor costs;

•	Legislative and regulatory rulings;

•	Our ability to achieve planned expense reductions;

•	Our ability to maintain employee and customer relationships;

•	Our ability to manage increased capital costs;

•	Our ability to maintain our listing status on the NYSE;

•	Competition; and

•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:
Charles Arms
Director of Communications
IR@lee.net
(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended
(Thousands of Dollars, Except Per Share Data)	December 27 2015	December 28 2014	Percent Change

Advertising and marketing services:
Retail	70,587	77,083	(8.4)
Classified	25,358	29,279	(13.4)
National	6,746	7,151	(5.7)
Niche publications and other	2,946	2,317	27.1
Total advertising and marketing services revenue	105,637	115,830	(8.8)
Subscription	50,430	50,399	0.1
Commercial printing	3,226	2,816	14.6
Digital services	3,316	3,136	5.7
Other	5,796	5,029	15.3
Total operating revenue	168,405	177,210	(5.0)
Operating expenses:
Compensation	58,665	61,937	(5.3)
Newsprint and ink	6,685	8,846	(24.4)
Other operating expenses	58,869	60,237	(2.3)
Workforce adjustments	604	211	NM
Cash costs	124,823	131,231	(4.9)
Operating cash flow	43,582	45,979	(5.2)
Depreciation	4,327	4,616	(6.3)
Amortization	6,616	6,880	(3.8)
Gain on sales of assets, net	(971)	(257)	NM
Equity in earnings of associated companies	2,799	2,757	1.5
Operating income	36,409	37,497	(2.9)
Non-operating income (expense):
Financial income	76	78	(2.6)
Interest expense	(17,142)	(18,790)	(8.8)
Debt financing and administrative costs	(1,333)	(1,102)	21.0
Other, net	645	(1,178)	NM
	(17,754)	(20,992)	(15.4)
Income before income taxes	18,655	16,505	13.0
Income tax expense	7,147	6,498	10.0
Net income	11,508	10,007	15.0
Net income attributable to non-controlling interests	(271)	(254)	6.7
Income attributable to Lee Enterprises, Incorporated	11,237	9,753	15.2

Earnings per common share:
Basic	0.21	0.19	10.5
Diluted	0.21	0.18	16.7

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(UNAUDITED)

	13 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	December 27 2015	December 28 2014	December 27 2015

Advertising and marketing services	105,637	115,830	401,906
Subscription	50,430	50,399	194,505
Other	12,338	10,981	43,327
Total operating revenue	168,405	177,210	639,738
Compensation	58,665	61,937	235,756
Newsprint and ink	6,685	8,846	28,102
Other operating expenses	58,869	60,237	227,796
Depreciation and amortization	10,943	11,496	45,009
Gain on sales of assets, net	(971)	(257)	(608)
Workforce adjustments	604	211	3,698
Total operating expenses	134,795	142,470	539,753
Equity in earnings of TNI and MNI	2,799	2,757	8,296
Operating income	36,409	37,497	108,281
Adjusted to exclude:
Depreciation and amortization	10,943	11,496	45,009
Gain on sales of assets, net	(971)	(257)	(608)
Equity in earnings of TNI and MNI	(2,799)	(2,757)	(8,296)
Operating cash flow	43,582	45,979	144,386
Add:
Ownership share of TNI and MNI EBITDA (50%)	3,809	3,757	11,298
EBITDA	47,391	49,736	155,684
Adjusted to exclude:
Workforce adjustments	604	211	3,698
Stock compensation	570	443	2,098
Adjusted EBITDA	48,565	50,390	161,480
Adjusted to exclude:
Ownership share of TNI and MNI EBITDA (50%)	(3,809)	(3,757)	(11,298)
Add (deduct):
Distributions from TNI and MNI	3,229	2,944	11,260
Capital expenditures, net of insurance proceeds	(1,470)	(3,547)	(7,630)
Pension contributions	(744)	—	(4,321)
Cash income tax refunds (payments)	11	(4)	(470)
Unlevered free cash flow	45,782	46,026	149,021
Add (deduct):
Financial income	76	78	335
Interest expense to be settled in cash	(17,142)	(18,790)	(70,761)
Debt financing and administrative costs paid	(44)	(17)	(760)
Free cash flow	28,672	27,297	77,835

SELECTED LEE LEGACY(2) ONLY FINANCIAL INFORMATION
(UNAUDITED)

	13 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	December 27 2015	December 28 2014	December 27 2015

Advertising and marketing services	72,438	80,194	279,661
Subscription	34,538	33,546	132,344
Other	10,407	9,069	36,666
Total operating revenue	117,383	122,809	448,671
Compensation	44,848	46,246	178,637
Newsprint and ink	5,147	6,523	20,931
Other operating expenses	34,066	34,003	130,592
Depreciation and amortization	7,635	7,951	31,041
Loss (gain) on sales of assets, net	37	(79)	7
Workforce adjustments	543	72	1,455
Total operating expenses	92,276	94,716	362,663
Equity in earnings of MNI	1,183	1,112	3,487
Operating income	26,290	29,205	89,495
Adjusted to exclude:
Depreciation and amortization	7,635	7,951	31,041
Loss (gain) on sales of assets, net	37	(79)	7
Equity in earnings of MNI	(1,183)	(1,112)	(3,487)
Operating cash flow	32,779	35,965	117,056
Add:
Ownership share of MNI EBITDA (50%)	2,089	2,008	6,070
EBITDA	34,867	37,973	123,126
Adjusted to exclude:
Workforce adjustments	543	72	1,455
Stock compensation	570	443	2,098
Adjusted EBITDA	35,980	38,488	126,679
Adjusted to exclude:
Ownership share of MNI EBITDA (50%)	(2,088)	(2,008)	(6,070)
Add (deduct):
Distributions from MNI	1,750	1,750	5,500
Capital expenditures, net of insurance proceeds	(1,203)	(2,080)	(5,870)
Cash income tax refunds (payments)	11	(4)	(381)
Intercompany charges not settled in cash	—	(2,318)	(4,635)
Other	(697)	—	(2,697)
Unlevered free cash flow	33,753	33,828	112,526

SELECTED PULITZER(2) ONLY FINANCIAL INFORMATION
(UNAUDITED)

	13 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	December 27 2015	December 28 2014	December 27 2015

Advertising and marketing services	33,199	35,636	122,245
Subscription	15,892	16,853	62,161
Other	1,931	1,912	6,661
Total operating revenue	51,022	54,401	191,067
Compensation	13,817	15,691	57,119
Newsprint and ink	1,538	2,323	7,171
Other operating expenses	24,803	26,234	97,204
Depreciation and amortization	3,308	3,545	13,968
Gain on sales of assets, net	(1,008)	(178)	(615)
Workforce adjustments	61	139	2,243
Total operating expenses	42,519	47,754	177,090
Equity in earnings of TNI	1,616	1,645	4,809
Operating income	10,119	8,292	18,786
Adjusted to exclude:
Depreciation and amortization	3,308	3,545	13,968
Gain on sales of assets, net	(1,008)	(178)	(615)
Equity in earnings of TNI	(1,616)	(1,645)	(4,809)
Operating cash flow	10,803	10,014	27,330
Add:
Ownership share of TNI EBITDA (50%)	1,721	1,749	5,228
EBITDA	12,524	11,763	32,558
Adjusted to exclude:
Workforce adjustments	61	139	2,243
Adjusted EBITDA	12,585	11,902	34,801
Adjusted to exclude:
Ownership share of TNI EBITDA (50%)	(1,721)	(1,749)	(5,228)
Add (deduct):
Distributions from TNI	1,479	1,194	5,760
Capital expenditures, net of insurance proceeds	(267)	(1,467)	(1,760)
Pension contributions	(744)	—	(4,321)
Cash income tax refunds (payments)	—	—	(89)
Intercompany charges not settled in cash	—	2,318	4,635
Other	697	—	2,697
Unlevered free cash flow	12,029	12,198	36,495

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	December 27 2015	September 27 2015
Cash	11,813	11,134
Debt (Principal Amount):
1st Lien Term Loan	169,622	180,872
Notes	395,000	400,000
2nd Lien Term Loan	139,374	145,000
	703,996	725,872

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended
	December 27 2015	December 28 2014	Percent Change

Capital expenditures, net of insurance proceeds (Thousands of Dollars)	1,470	3,547	(58.6)
Newsprint volume (Tonnes)	12,261	13,816	(11.3)
Average full-time equivalent employees	4,125	4,457	(7.4)
Average common shares - basic (Thousands of Shares)	53,140	52,471	1.3
Average common shares - diluted (Thousands of Shares)	53,858	53,954	(0.2)
Shares outstanding at end of period (Thousands of Shares)	55,499	54,492	1.8

NOTES

(1)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(2)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•
Adjusted EBITDA is defined as operating income (loss), plus depreciation, amortization, loss (gain) on sale of assets, impairment charges, workforce adjustment costs, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI and curtailment gains.

•
Adjusted Income (Loss) and Adjusted Earnings (Loss) Per Common Share are defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude both unusual matters and those of a substantially non-recurring nature.

•
Cash Costs are defined as compensation, newsprint and ink, other operating expenses and certain unusual matters, such as workforce adjustment costs. Depreciation, amortization, impairment charges, other non-cash operating expenses and other unusual matters are excluded. Cash costs are also presented excluding workforce adjustments.

•
EBITDA is defined as operating income (loss), plus depreciation, amortization, loss (gain) on sale of assets, impairment charges and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI and curtailment gains.

•
Operating Cash Flow is defined as operating income (loss) plus depreciation, amortization, loss (gain) on sale of assets and impairment charges, minus equity in earnings of TNI and MNI and curtailment gains. We also present Operating Cash Flow excluding workforce adjustment costs. Operating Cash Flow Margin is defined as operating cash flow divided by operating revenue.

•
Unlevered Free Cash Flow is defined as operating income (loss), plus depreciation, amortization, loss (gain) on sale of assets, impairment charges, workforce adjustment costs, stock compensation, distributions from TNI and MNI and cash income tax (payments) refunds, minus equity in earnings of TNI and MNI, curtailment gains, cash income taxes, pension contributions and capital expenditures. Changes in working capital, asset sales, minority interest and discontinued operations are excluded. Free Cash Flow also includes financial income, interest expense and debt financing and reorganization costs.

We also present selected information for Lee Legacy and Pulitzer Inc. ("Pulitzer"). Lee Legacy constitutes the business of the Company excluding Pulitzer, a wholly-owned subsidiary of the Company.

No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the Company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance, or assist in forecasting and analyzing future periods. The Company also believes such non-GAAP financial measures are alternative indicators of performance used by investors, lenders, rating agencies and financial analysts to estimate the value of a publishing business and its ability to meet debt service requirements.

(3)
The 1st Lien Term Loan is the $250 million first lien term loan and $40 million revolving facility under a First Lien Credit Agreement dated as of March 31, 2014. The Notes are the $400 million senior secured notes pursuant to an indenture dated March 31, 2014. The 2nd Lien Term Loan is the $150 million second lien term loan under the Second Lien Loan Agreement dated as of March 31, 2014. TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.

(4)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.